Exhibit 99.1
Keurig Dr Pepper Announces Appointment of New Director to its Board

BURLINGTON, MA and PLANO, TX (January 21, 2021) – Keurig Dr Pepper Inc. (NASDAQ: KDP) announced today that Juliette Hickman has been appointed a director of the KDP board, effective January 18, 2021. Juliette is a former investment analyst at the Capital Group Companies, with exposure to a broad range of industries on a global basis and specific expertise and focus on the global beverage industry. Juliette currently serves as an independent director for Montanya Distillers.

Commenting on the announcement, KDP Chairman and CEO Bob Gamgort stated, “We are pleased to welcome Juliette to our board. Her deep understanding of the beverage industry, coupled with more than 20 years of investing experience and expertise in corporate strategy, mergers and acquisitions, financial analysis and risk assessment make her a valuable addition to KDP.”

“I’m excited to be joining the board of Keurig Dr Pepper,” said Juliette Hickman. “I look forward to sharing my experience as an investor in the global beverage industry and helping to drive the value creation in KDP that lies ahead.”

KDP Contacts
Tyson Seely (Investors)
T: 781-418-3352 / tyson.seely@kdrp.com

Steve Alexander (Investors)
T: 972-673-6769 / steve.alexander@kdrp.com

Katie Gilroy (Media)
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion and nearly 26,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott's®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability.